ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	Energy Select Sector SPDR® Fund (Bloomberg symbol: "XLE")
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with up to 100.00% of your principal at risk
Capped Value	[$11.90 to $12.30] per unit, a [19.00% to 23.00%] return over the principal amount, to be determined on the pricing date.
Participation Rate	300.00%
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1000275/000095010324007784/ dp212372_424b2-baml3.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

•	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

•	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the securities held by the Underlying Fund.

•	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models.

•	The public offering price you pay for the notes will exceed the initial estimated value.

•	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.

•	A trading market is not expected to develop for the notes.

•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Underlying Fund or the securities held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

•	The sponsor and advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests

•	There may be potential conflicts of interest involving the calculation agent, which is BofAS.

•	You will have no rights of a holder of shares of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the Market Measure or the securities held by the Underlying Fund, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Fund or the issuers of those securities, and have not verified any disclosure made by any other company.

•	There are liquidity and management risks associated with the Underlying Fund.

•	The performance of the Market Measure may not correlate with the performance of the securities held by the Underlying Fund as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or the securities held by the Underlying Fund may be adversely affected, sometimes materially.

•	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund.

•	The U.S. federal income tax consequences of an investment in the notes are uncertain.

•	The securities held by the Underlying Fund are concentrated in one sector.

•	A limited number of stocks held by the Underlying Fund may affect its price, and the stocks held by the Underlying Fund are not necessarily representative of the energy sector.

•	Adverse conditions in the energy sector may reduce your return on the notes.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-6.00%	$9.40	-6.00%
-3.00%	$9.70	-3.00%
0.00%	$10.00	0.00%
2.00%	$10.60	6.00%
3.00%	$10.90	9.00%
5.00%	$11.50	15.00%
7.00%	$12.10(1)	21.00%
10.00%	$12.10	21.00%
20.00%	$12.10	21.00%
50.00%	$12.10	21.00%
100.00%	$12.10	21.00%

(1) The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Registration Statement No. 333-275898; filed pursuant to Rule 433